Exhibit 8.4

The Managing and Supervisory Board of Directors of James Hardie Industries SE	PricewaterhouseCoopers Belastingadviseurs N.V. De Entree 201 1101 HG Amsterdam Zuidoost Postbus 22735 1100 DE Amsterdam Zuidoost Telephone +31(0) 8879 22223 Facsimile +31 (0) 8879 29776 www.pwc.com/nl
Atrium, 8th floor Strawinskylaan 3077 1077 ZX Amsterdam, The Netherlands
April 13, 2010
Reference: 117.793/SFA/WME/RTI/AKI/ngh.100316b2d
Re: James Hardie Industries SE
Ladies and Gentlemen:
We have acted as special Dutch tax counsel to James Hardie Industries SE, a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”). At your request, we are rendering our opinion set forth below concerning material Dutch income tax and withholding tax consequences (together referred to as “Dutch income tax” hereafter) of the Proposal (as defined in the Registration Statement, described below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.
In the above capacity, we have reviewed (i) the registration statement on Form F-4 relating to the Securities filed by the Company on April 13, 2010 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.
For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
PricewaterhouseCoopers is the trade name of among others the following companies: PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287) and PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289). The services rendered by these companies are governed by General Terms & Conditions , which include provisions regarding our liability. These General Terms & Conditions are filed with the Amsterdam Chamber of Commerce and can also be viewed at www.pwc.com/nl

The Managing and Supervisory
Board of Directors of James Hardie Industries SE
April 13, 2010
Reference: 117.793/SFA/WME/RTI/AKI/ngh.100316b2d
In rendering our opinion, we have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. We have further assumed that (i) the Proposal will be consummated in accordance with the description in the Registration Statement and none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) such other documents, certificates and records and statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the date that implementation of the Proposal is completed, and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of the Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by the Company.
Our opinion is based on Dutch tax law, published opinions and administrative pronouncements of the Dutch tax authorities, income tax treaties to which the Netherlands is a party, and such other authorities as we have considered relevant, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Dutch tax authorities or, if challenged, by a court.
Based solely upon and subject to the foregoing, the discussion in (i) Section 8.3.1. of the F-4 entitled “JHI SE Taxation”, (ii) Section 8.3.2.1. of the F-4 entitled “Dutch tax on future distributions: non-Dutch resident shareholders”, (iii) Section 8.3.2.2. of the F-4 entitled “Dutch tax on future distributions: Dutch resident shareholders”, (iv) Section 8.3.2.3. entitled “The transfer of JHI SE to Ireland: non-Dutch resident individual and corporate shareholders” and (v) Section 8.3.2.4. of the F-4 entitled “Distributions and capital gains after our transfer to Ireland: non-Dutch resident individual and corporate shareholders” constitutes our opinion with respect to the tax matters discussed therein.
Except as set out above, we express no opinions or views regarding the Dutch income tax consequences of the Proposal or any other transaction related to the Proposal.
This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.

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The Managing and Supervisory
Board of Directors of James Hardie Industries SE
April 13, 2010
Reference: 117.793/SFA/WME/RTI/AKI/ngh.100316b2d
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
PricewaterhouseCoopers Belastingadviseurs N.V.

/s/ S.E. Faber	/s/ W.W. Mebius

S.E. Faber	W.W. Mebius

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